As filed with the Securities and Exchange Commission on December 8, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________

FRONTIER AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Colorado	84-1256945
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

7001 Tower Road

Denver, Colorado 80249

(720) 374-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frontier Airlines, Inc. 2004 Equity Incentive Plan

(Full title of plan)

Paul H. Tate

Senior Vice President and Chief Financial Officer

7001 Tower Road

Denver, Colorado 80249

(720) 374-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Calculation of Registration Fee

Title of securities	Amount to	Proposed maximum	Proposed maximum	Amount of
To be registered	be registered	offering price per share(1)	aggregate offering price	registration fee
Common Stock, no par value	2,500,000 shares	$11.67	$29,175,000	$3,696.47

1 Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices reported on the Nasdaq National Market on November 30, 2004 pursuant to Rule 457(c).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.      Plan Information.*

Item 2.      Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

Frontier Airlines, Inc. incorporates by reference the following documents filed with the Securities and Exchange Commission:

     •      Our annual report on Form 10-K/A, filed June 23, 2004, which contains audited financial statements for our fiscal year ended March 31, 2004, the latest fiscal year for which such statements have been filed.

     •      All our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year ended March 31, 2004.

     •      The description of our common stock contained in the Registration Statement on Form 8-A as declared effective by the SEC on May 19, 1994, except that the number of authorized shares of common stock has been increased to 100,000,000; and

     •      The description of our common stock purchase rights contained in the Registration Statement on Form 8-A filed on March 12, 1997, as amended by an amendment dated June 30, 1997, filed as Exhibit 4.4(a) to our Annual Report on Form 10-KSB for the year ended March 31, 1997, an amendment dated December 5, 1997, filed as Exhibit 4.4(b) to our Annual Report on Form 10-K for the year ended March 31, 1999, a Third Amendment dated September 9, 1999, filed as Exhibit 4.4 to our Registration Statement on Form 8-A/A filed October 14, 1999, a Fourth Amendment dated as of May 30, 2001, filed as Exhibit 4.4(d) to our Annual Report on Form 10-K for the year ended March 31, 2001, and a Fifth Amendment dated August 23, 2004 filed as Exhibit 4.4 to our Current Report on Form 8-K filed on August 23, 2004.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Corporate Secretary

Frontier Airlines, Inc.

7001 Tower Road

Denver, Colorado 80249

(720) 374-4200

All the reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment which indicates that all of the shares of common stock offered have been sold or which deregisters all shares of the common stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this registration statement from the date of filing of the documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.     Description of Securities.

                 Not applicable.

Item 5.     Interests of Named Experts and Counsel.

                 Not applicable.

Item 6.     Indemnification of Directors and Officers.

The Colorado Business Corporation Act permits a corporation organized under it to indemnify its directors, officers, employees, and agents for various acts. Our bylaws provide that we will indemnify any our directors, officers, employees or agents to the maximum extent provided by law.

The Colorado Business Corporation Act would permit us to indemnify any officer, director, employee, or agent against expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which such person was a party because of such person’s status as an officer, director, employee, or agent of ours, to the extent that such person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Therefore, if we cannot show that an officer, director, employee, or agent who incurred liability as a result of such person’s position as such did not act in good faith or in the belief that his or her actions were in our best interests, not opposed to our best interests, or not unlawful, we would be required to indemnify such person. Furthermore, indemnification would be mandatory with respect to a director or officer who was wholly successful in defense of a proceeding.

The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those mentioned above. However, with respect to actions against directors, indemnification is granted only with respect to reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest; the person must not have been adjudged liable to us; and the person must not have received an improper personal benefit.

Indemnification may also be granted under the terms of agreements that may be entered into in the future according to a vote of shareholders or directors. In addition, we purchase and maintain insurance that protects our officers and directors against any liabilities incurred in connection with their services in these positions.

Item 7.      Exemption from Registration Claimed.

                 Not applicable.

Item 8.      Exhibits.

The following is a list of all exhibits filed as part of this registration statement or, as noted, incorporated by reference into this registration statement:

Exhibit No.      Description and Method of Filing

Exhibit 5.1       Opinion of Faegre & Benson LLP.

Exhibit 10.1      Frontier Airlines 2004 Equity Incentive Plan (Incorporated by reference to Exhibit B to the Company’s definitive proxy statement filed on July 26, 2004).

Exhibit 23.1      Consent of KPMG LLP, independent registered public accounting firm.

Exhibit 23.2      Consent of Faegre & Benson LLP (Included in Exhibit 5.1).

Item 9.     Undertakings.

We hereby undertake:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 8, 2004.

                               FRONTIER AIRLINES, INC.

By

          /s/ Jeff S. Potter

                                            Jeff S. Potter, Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement and any amendment thereto has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Date: December 7, 2004	/s/ Samuel D. Addoms

Samuel D. Addoms, Chairman of the Board and

Director

Date: December 7, 2004	/s/ Jeff S. Potter

Jeff S. Potter, Chief Executive Officer and Director

(Principal Executive Officer)

Date: December 7, 2004	/s/ Paul H. Tate

Paul H. Tate, Senior Vice President and Chief Financial Officer

(Principal Financial Officer)

Date: December 7, 2004	/s/ Elissa A. Potucek

Elissa A. Potucek, Vice President, Controller and

Treasurer (Principal Accounting Officer)

Date: December 7, 2004	/s/ Hank Brown

Hank Brown, Director

Date: December 7, 2004	/s/ D. Dale Browning

D. Dale Browning, Director

Date: December 7, 2004	/s/ Paul S. Dempsey

Paul S. Dempsey, Director

Date: December 7, 2004	/s/ Patricia A. Engels

Patricia A. Engels, Director

Date: December 7, 2004	/s/ William B. McNamara

William B. McNamara, Director

Date: December 7, 2004	/s/ B. LaRae Orullian

B. LaRae Orullian, Director

Date: December 7, 2004	/s/ James B. Upchurch

James B. Upchurch, Director

Exhibit Index

Exhibit No.      Description and Method of Filing

Exhibit 5.1       Opinion of Faegre & Benson LLP.

Exhibit 10.1     Frontier Airlines 2004 Equity Incentive Plan (Incorporated by reference to Exhibit B to the Company’s definitive proxy statement filed on July 26, 2004).

Exhibit 23.1      Consent of KPMG LLP, independent registered public accounting firm.

Exhibit 23.2      Consent of Faegre & Benson LLP (Included in Exhibit 5.1).

Exhibit 5.1

[Letterhead of Faegre & Benson LLP]

November 29, 2004

Frontier Airlines, Inc.
7001 Tower Road
Denver, CO 80249

Re: Frontier Airlines, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Frontier Airlines, Inc. (the “Company”), in connection with the proposed sale of up to 2,500,000 shares of the Company’s Common Stock (the “Shares”) pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”) and the associated Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents, the Plan, and the corporate proceedings taken by the Company in connection with the authorization of the Plan. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Plan, will upon such issuance and sale be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus relating to the Registration Statement. However, this consent should not be construed as an indication that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

FAEGRE & BENSON LLP

By: /s/ Douglas R.Wright

   Douglas R. Wright

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Frontier Airlines, Inc.:

We consent to the use of our report dated May 27, 2004, with respect to the balance sheets of Frontier Airlines, Inc. as of March 31, 2004 and 2003, and the related statements of operations, stockholders’ equity and other comprehensive loss, and cash flows for each of the years in the three-year period ended March 31, 2004, which report appears in the March 31, 2004 annual report on Form 10-K/A of Frontier Airlines, Inc., incorporated herein by reference.

Our report refers to a change in accounting for aircraft maintenance checks from the accrual method of accounting to the direct expense method in 2003.

KPMG LLP

            By: /s/ KPMG LLP

Denver, Colorado
December 7, 2004